Exhibit 4.10

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of Cowen Inc.’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is a summary and does not purport to be complete. It is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (our “amended and restated certificate of incorporation”), our second amended and restated by-laws (our “second amended and restated bylaws”), all the indenture applicable to our debt securities described below, in each case, which we have previously filed with the Securities and Exchange Commission (the “Commission”), and applicable law.
Cowen Inc. is authorized to issue 135,000,000 shares of common stock, which consists of 62,500,000 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), 62,500,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”). As of February 28, 2023, Cowen Inc. had two classes of securities registered pursuant to Section 12 of the Exchange Act:
•Class A common stock, of which 28,242,343 shares were outstanding as of February 27, 2023.
•7.75% Senior Notes Due 2033 (the “2033 Notes” or, the "Notes").

Exhibit 4.10
DESCRIPTION OF COMMON STOCK
References to “we,” “us,” “our,” “Cowen”, “our company” and the “Company” in this section are to Cowen Inc. and its subsidiaries, unless we specify otherwise or the context indicates otherwise.
Authorized Capital Stock
Cowen Inc. is authorized to issue 135,000,000 shares of common stock, which consists of 62,500,000 shares of Class A common stock, par value $0.01 per share (referred to herein as our Class A common stock), 62,500,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (referred to herein as our preferred stock). Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.
Class A Common Stock
Voting Rights
Each holder of Class A common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote, provided, however, that, except as otherwise required by law, holders of Class A common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if holders of preferred stock are entitled to vote on the amendment under our amended and restated certificate of incorporation or Delaware law. No holder of Class A common stock may cumulate votes in voting for our directors.
Stockholders may only take action at an annual or special meeting of stockholders and are not authorized to take action by written consent or electronic transmission.
Dividend Rights
Subject to the preferences of the holders of preferred stock that may be outstanding from time to time, each share of Class A common stock has an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by our board of directors out of assets or funds legally available for the payment of dividends and other distributions. There is no requirement or assurance that we will declare and pay any dividend.
Subject to certain limited exceptions, unless all accumulated and unpaid dividends for all prior dividend periods on our 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (our “Series A Preferred Stock”) have been, or contemporaneously are declared and paid in cash, or declared and a sum sufficient for the payment thereof in cash is set apart for payment, the Company may not, among other things, declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of our Class A common stock. If dividends on our Series A Convertible Preferred Stock are in arrears and unpaid for at least six or more quarterly periods, the holders (voting as a single class) of our outstanding Series A Convertible Preferred Stock will be entitled to elect two additional directors to our board of directors until paid in full.
Liquidation Rights
In the event of the liquidation, dissolution or winding up of the Company, subject to the preferences of the holders of any preferred stock that may be outstanding from time to time, including the preferences of our outstanding Series A Preferred Stock, holders of Class A common stock are entitled to share equally and ratably in the assets available for distribution to our stockholders.
Redemption and Sinking Fund
There are no redemption or sinking fund provisions applicable to the Class A common stock.
Exchange Listing
Our Class A common stock is listed on the NASDAQ Global Market under the symbol “COWN.”

Exhibit 4.10
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Investor Services.
Antitakeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our second amended and restated bylaws contain provisions, which are summarized below, that may make it more difficult for a third party to acquire control of the Company, even if such acquisition would be financially beneficial to the Company’s stockholders. These provisions may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in the Company’s stockholders receiving a premium over the then-current trading price of our Class A common stock. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. Stockholder approval is not required for our board of directors to authorize the issuance of such preferred stock. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our amended and restated certificate of incorporation and second amended and restated bylaws provide that special meetings of the stockholders may be called at the exclusive request of our board of directors, of the chairman of our board of directors or the Company’s chief executive officer. Our amended and restated certificate of incorporation and second amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting at the exclusive request of our board of directors, of the chairman of our board of directors or the Company’s chief executive officer. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Our second amended and restated bylaws has established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our second amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.

Exhibit 4.10

DESCRIPTION OF NOTES
References to “we,” “us,” “our,” “Cowen” and the “Company” in this section are only to Cowen Inc. and not to its subsidiaries, unless we specify otherwise or the context indicates otherwise. For the definition of certain capitalized terms used in this section, see “—Certain Definitions” below.
General
The Notes were issued under an indenture dated as of October 10, 2014 (the “Base Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a third supplemental indenture dated as of June 11, 2018 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between us and the Trustee. The Notes are a series of our “senior debt securities”.

As of February 28, 2023, we have issued a total of $100,000,000 aggregate principal amount of the 2033 Notes.

The Indenture permits us to issue debt securities from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of Notes, issue additional senior debt securities under the Indenture, which additional Notes will have the same terms (except for the issue date, and, in some cases, the public offering price, the initial interest accrual date, and the first interest payment date) as, and ranking equally and ratably with, the Notes (such additional Notes, the “Additional Notes”), provided that such Additional Notes are fungible, for U.S. federal income tax purposes, with the Notes. Any Additional Notes that may be issued will, together with the Notes, be treated as a single class for all purposes under the Indenture, including with respect to waivers, amendments and redemptions.
The Notes were sold in denominations of $25.00 and integral multiples of $25.00 in book-entry form only. See “Book-Entry System; Delivery and Form.”
The Indenture does not contain any provisions that would necessarily protect holders of Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.
Maturity
The 2033 Notes mature on June 15, 2033.
Interest
Interest on the 2033 Notes began accruing on June 11, 2018 at a rate of 7.75% per year and is payable quarterly in arrears on March 15, June 15, September 15 and December 15 (each, a “2033 Notes Interest Payment Date”, “Interest Payment Date”). On a 2033 Notes Interest Payment Date, interest is paid to the persons in whose names the 2033 Notes were registered as of the record date, which is the first day of the month of the respective 2033 Interest Payment Date (whether or not a business day).
The amount of interest payable with respect to the Notes for any period is computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period is computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday in the City of New York or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to close, then payment of interest is made on the next succeeding business day and no additional interest accrues because of the delayed payment.

Exhibit 4.10
Ranking
The Notes are our senior unsecured obligations, and Notes rank equal in right of payment with all of our current and future senior unsecured obligations. Because the Notes are unsecured, the Notes also effectively rank junior in right of payment to any secured indebtedness that we have outstanding to the extent of the value of the assets securing such indebtedness.
The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes effectively rank junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables and leases) of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of our subsidiaries and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries. In addition, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of any Notes to participate in those assets is subject to prior claims of creditors of the subsidiary.
The Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee,or limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.
Listing
The Notes are listed on the Nasdaq Global Select Market.
Trading Characteristics
The trading price of the Notes reflects the value, if any, of accrued and unpaid interest on the Notes. This means that purchasers do not pay, and sellers do not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of the Notes that is attributable to accrued and unpaid interest is treated as a payment of interest for U.S. federal income tax purposes and is not treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes.
Optional Redemption
We may, at our option, at any time and from time to time, on or after June 15, 2023, redeem the 2033 Notes. The Notes may be redeemed in whole or in part on not less than 30 nor more than 60 days’ prior notice to the holders of the Notes. The Notes are redeemable at a redemption price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption of such Notes.
On and after the redemption date for any Notes to be redeemed, interest will cease to accrue on such Notes. On or prior to the redemption date of such Notes to be redeemed, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on such Notes to be redeemed on such date. If we are redeeming less than all of the Notes in a series of Notes, such Notes to be redeemed will be selected in accordance with the procedures of the Depositary.
Mandatory Redemption; Open Market and Other Purchases

Exhibit 4.10
The Company is not required to repurchase any of the Notes or make any mandatory redemption or sinking fund payments with respect to the Notes. The Company or any affiliate of the Company may at any time and from time to time acquire the Notes by means other than a redemption, whether by tender offer, purchases in the open market, negotiated transactions or otherwise, in accordance with applicable securities laws. The Notes may, at the option of the Company or the relevant affiliate of the Company, be held, resold, or surrendered to the trustee for cancellation. In determining whether the holders of the requisite principal amount of outstanding Notes have consented to or voted in favor of any request, direction, notice, waiver, amendment or modification under the Indenture, any Notes that a trust officer of the Trustee actually knows to be held by the Company or an affiliate of the Company shall not be considered outstanding.
Certain Covenants
The following covenants apply to the Notes:
Reports to Holders
Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Trustee, for delivery to the holders of such Notes upon their written request therefor:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in the case of each of clauses (1) and (2), within 30 days after the Company files the same with the Commission (or if not subject to the periodic reporting requirements of the Exchange Act, within 30 days after it would have been required to file the same with the Commission); provided, that the delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officers’ certificates).
In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. To the extent that the Company files such information and reports with the Commission and such information and reports are publicly available via EDGAR on the Commission’s website, then the Company shall not be required to furnish such information and reports to the Trustee for delivery to the holders of the Notes.
Merger, Consolidation and Sale of Assets
The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the

Exhibit 4.10
Company’s assets whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:
	(a)	the Company is the surviving or continuing corporation; or
(b)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company (the “Surviving Entity”):

		(i)	is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and
		(ii)	expressly assumes, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on outstanding Notes and the performance of every covenant applicable to such outstanding Notes and the Indenture on the Company’s part to be performed or observed;
(2)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above, no default or Event of Default shall have occurred or be continuing; and

(3)
the Company or the Surviving Entity delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the Company’s properties and assets, shall be deemed to be the transfer of all or substantially all of the Company’s properties and assets.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the Company’s assets in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and Notes with the same effect as if such surviving entity had been named as such.
The phrase “all or substantially all” of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company has occurred.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture or Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Exhibit 4.10
Without the consent of each holder of Notes who is affected, an amendment or waiver may not (with respect to any such Notes held by a non-consenting holder):

(1)	reduce the principal amount of such Notes whose holders must consent to an amendment, supplement or waiver;
(2)	change the stated maturity of the principal of, or any installment of interest on, any such Note;
(3)	reduce the principal amount of, or premium, if any, or interest on, any such Note;
(4)	change the optional redemption price (or the method of calculating the redemption price) of such Notes from those stated above under the caption “—Optional Redemption”;
(5)
waive a default or Event of Default in the payment of principal of, or interest, or premium, if any, on, such Notes (except, upon a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all holders;

(6)	make any such Note payable in money other than U.S. dollars;
(7)	make any change in the amendment and waiver provisions of the Indenture; or
(8)	impair the right to institute suit for the enforcement of any payment on or with respect to such Notes.
Notwithstanding the preceding, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes themselves:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;
(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)
to provide for the assumption of the Company’s obligations to holders of such Notes in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets;

(4)
to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, adversely affect the legal rights under such Indenture of any such holder of such Notes;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act;
(6)	to add covenants for the benefit of the holders of such Notes or to surrender any right or power conferred upon the Company;
(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;
(8)	to comply with the rules of any applicable securities depositary;
(9)	to add a Guarantor of such Notes;
(10)	to secure such Notes;
(11)	to provide for the issuance of Additional Notes in accordance with the Indenture; or
(12)
to conform the Indenture or such Notes to the description thereof set forth under the heading “Description of Notes” contained in the applicable prospectus or prospectus supplement to the extent any provision of such Indenture or such Notes is expressly inconsistent with any provision of such description contained in the applicable prospectus or prospectus supplement.

Exhibit 4.10
Events of Default and Remedies
Each of the following is an Event of Default under each Indenture:

(1)	default for 30 days in the payment when due of interest on the Notes;
(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;
(3)	failure by the Company to comply with the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
(4)
failure by the Company, for 60 days after written notice by the Trustee or holders representing 25% or more of the aggregate principal amount of the then outstanding Notes, to comply with any of the other covenants or agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries) other than indebtedness for borrowed money owed to the Company or any of its Significant Subsidiaries, whether such indebtedness for borrowed money or Guarantee existed prior to or was or is created after the Issue Date, if that default:

(a)
is caused by a failure to make any payment of principal or interest when due at the stated maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such indebtedness for borrowed money (a “Payment Default”); or

(b) results in the acceleration of such indebtedness for borrowed money prior to its express maturity, and, in each case, the amount of any such indebtedness for borrowed money, together with the amount of any other such indebtedness for borrowed money that is then subject to a Payment Default or the maturity of which has been so accelerated, and aggregates $35.0 million or more;

(6)
failure by the Company or any of its Significant Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.
In the case of an Event of Default described in clause (7) above, all of the then outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all such Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.
Notwithstanding the paragraph above, for the first 365 days immediately following an Event of Default relating to (i) our failure to file with the Trustee any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the Trustee set forth under the caption “—Certain Covenants—Reports to Holders” above, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of such Notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of such Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on such Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 365th day

Exhibit 4.10
thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an Event of Default relating to such reporting obligations, either the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes may declare the principal amount of such Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.
Holders of the Notes may not enforce the Indenture or such Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of such Notes notice of any default or Event of Default (except a default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
The holders of a majority in aggregate principal amount of the then outstanding Notes may, by notice to the Trustee on behalf of the holders thereof, waive any existing default or Event of Default and its consequences under the Indenture, except a continuing default or Event of Default in the payment of premium, interest or the principal of, such Notes or a default or Event of Default in respect of a provision that under the Indenture cannot be amended without the consent of each affected holder of such Notes, and may rescind any related acceleration of such Notes if such rescission would not conflict with any judgment or decree of any court of competent jurisdiction and other conditions set forth in such Indenture are satisfied. The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such Notes.
A holder of Notes may not pursue any remedy with respect to the Indenture or such Notes unless:

(1)	the holder of such Notes gives the Trustee written notice of a continuing Event of Default;
(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)	such holder or holders of such Notes offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;
(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in such Notes, which right will not be impaired or affected without the consent of the holder of such Note.
Under the Indenture, the Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Within 10 business days after our becoming aware of the occurrence of any default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such default or Event of Default.

Exhibit 4.10
Legal Defeasance and Covenant Defeasance
The Indenture provides that, at its option, the Company:

•	will be discharged from any and all obligations in respect of the Notes, except for certain obligations set forth in the Indenture that survive such discharge (“legal defeasance”); or
•
may terminate their obligations under certain restrictive covenants of the Indenture, and the occurrence of an event described in clause (3) or (4) under “—Events of Default” with respect to any such covenants or in clause (5), (6) or (7) (other than in the case of clause (7) with respect to the Company) under “—Events of Default” will no longer be an event of default (“covenant defeasance”);

in each case, if

(1)
the Company irrevocably deposits with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, (i) cash in U.S. dollars, (ii) non-callable U.S. government securities or (iii) a combination thereof, in each case in an amount sufficient, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to such Notes then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such Notes on the day on which such payments are due and payable in accordance with the terms of such Indenture and such Notes;

(2)
no default or Event of Default shall have occurred and be continuing on the date of the deposit or insofar as an Event of Default resulting from certain events involving our bankruptcy or insolvency are concerned, at any time during the period ending on the 91st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to the Company in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

(3)
the defeasance will not cause the Trustee to have any conflicting interest with respect to any of securities of the Company or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(4)
the defeasance will not result in a default or Event of Default under the Indenture with respect to the Notes (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound;

(5)
the Company shall have delivered an opinion of counsel to the effect that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of such Indenture; and

(6)	the Company shall have delivered an officers’ certificate and an opinion of counsel stating that the conditions to such defeasance set forth in such Indenture have been complied with.
If the Company fails to comply with its remaining obligations under the Indenture after a covenant defeasance with respect to such Notes and such Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay

Exhibit 4.10
amounts due on such Notes at the time of the acceleration resulting from the Event of Default. We will, however, remain liable for those payments.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of any Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)
either (a) all of such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all of such Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the Company’s option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company shall have irrevocably deposited or caused to be deposited with the Trustee lawful money, direct or guaranteed government obligations, or a combination thereof, of the nature and in the amounts described above under the caption “—Legal Defeasance and Covenant Defeasance” in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)
no default or Event of Default under the Indenture with respect to such Notes shall have occurred and be continuing (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound;

(3)	the Company shall have paid all other sums payable under the Indenture in respect of such Notes; and
(4)
the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such Notes have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, as such, has any liability for any obligations of the Company under Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note, by accepting such Note, waived and released all such liability. Such waiver and release were part of the consideration for issuance of such Note. The waiver may not be effective to waive liabilities under the federal securities laws.
Concerning the Trustee
If the Trustee becomes a creditor of the Company, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

Exhibit 4.10
The Indenture provides that in case an Event of Default will occur and be continuing thereunder, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the holder of such Notes will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry System; Delivery and Form
The Notes were issued only in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and are in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes are represented by a Global Security (the “Global Security”) and are registered in the name of a nominee of the Depositary.
The Depositary advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Commission.
Upon the issuance of a Global Security for the Notes, the Depositary credited its participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of such Notes represented by such Global Security. The underwriters designated which participants’ accounts were to be credited. The only persons who may own beneficial interests in such Global Security are the Depositary’s participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security is shown on, and the transfer of that ownership is effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to pledge your interest in the Notes represented by such Global Security.
So long as the Depositary or its nominee is the registered owner of the Global Security representing such Notes, the Depositary or its nominee is considered the sole owner or holder of such Notes represented by such Global Security for all purposes under such Notes and the Indenture. Except as provided below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in a Global Security are not entitled to have the applicable Notes represented by such Global Security registered in their names, do not receive nor are entitled to receive physical delivery of such Notes in definitive form and are not considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security relies on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable Indenture.

Exhibit 4.10
Principal and interest payments on any Notes registered in the name of the Depositary or its nominee are made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or the registrar for such Notes has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security representing such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.
With respect to the Notes and the Global Security representing such Notes, the Depositary of such Notes, or its nominee, upon receipt of any payment of principal or interest, credited immediately its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security representing such Notes as shown on the records of the Depositary or its nominee. Payments by such participants to owners of beneficial interests in such Global Security held through such participants are governed by standing instructions and customary practices. These payments are the responsibility of the participants. Such Global Security may not be transferred except as a whole to the Depositary, to another nominee of the Depositary or to a successor Depositary selected or approved by the Company or to a nominee of that successor Depositary. Such Global Security is exchangeable for the applicable definitive Notes in registered form in authorized denominations only if:

•	the Depositary notifies the Company that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days;
•
the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by the Company within 90 days; or

•	the Company, in its sole discretion and subject to the procedures of the Depositary, determines not to require that all of such Notes be represented by a Global Security.
Governing Law
New York law governs the Indenture and the Notes without regard to conflicts of laws principles thereof.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;
(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and
(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

Exhibit 4.10
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Guarantee” means, as to any Person, a guarantee, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness for borrowed money of another Person, but excluding endorsements for collection or deposit in the normal course of business.
“Guarantor” means any Subsidiary of the Company that fully and unconditionally Guarantees the payment of principal of, premium, if any, and accrued and unpaid interest on the Notes by executing and delivering to the Trustee a supplemental indenture, until such time as such Subsidiary is released from its applicable Note Guarantee.
“Issue Date” means the first date that the Notes are issued under the Indenture.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Subsidiary” means, with respect to any Person:

(1)
a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(2)
any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.